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                                                                    Exhibit 99.1


Contacts:    Joseph D. Vecchiolla, President & COO
             Applied Graphics Technologies
             (212) 716-6730


                                                           FOR IMMEDIATE RELEASE
                                                           ---------------------

                      APPLIED GRAPHICS TECHNOLOGIES REPORTS
                      -------------------------------------
                           SECOND QUARTER 2003 RESULTS
                           ---------------------------



     New York, August 14, 2003 - Applied Graphics Technologies, Inc. (AMEX:
AGD), today reported results for the six and three months ended June 30, 2003. As previously disclosed, KAGT Acquisition Corp., a wholly-owned subsidiary of KAGT Holdings, Inc., an affiliate of funds managed by Kohlberg & Co., LLC, completed its tender offer for the Company through which it acquired approximately 66% of the Company's outstanding common stock. Concurrent with the closing of the tender offer, the Company completed a restructuring and extinguishment of its senior indebtedness, and as part of an overall recapitalization, the Company also redeemed all of its subordinated notes and preference shares of a subsidiary at substantial discounts. KAGT Acquisition Corp. plans to acquire the Company's remaining outstanding shares of common stock through a second-step merger, which is expected to be consummated within the next several months.
     "We continue to experience improved operating results as our operational restructuring and integration efforts take full effect," said Joseph D. Vecchiolla, President and Chief Operating Officer of the Company. "Although the prolonged weakness in the advertising market continues to cause revenue shortfalls, primarily from retailers, ad agencies, and magazine publishers, the completion of the recapitalization of the Company provides us with a great opportunity to refocus on our business. Our newly achieved financial health positions us to grow revenue from both our existing customer base and from new sources as our balance sheet is now fixed," concluded Mr. Vecchiolla.

      The Company's revenues in the second quarter of 2003 totaling $99.1 million were $6.8 million, or 6.5%, lower than the comparable quarter of 2002. This decrease resulted primarily from the continued weakness in the advertising market, which had an adverse effect on the Company's operations servicing retailers, advertising agencies, and magazine publishers. Gross profit was $33.9 million in the 2003 quarter, as compared to $34.6 million in the 2002 quarter, but as a percentage of revenue increased to 34.3% in the 2003 quarter from 32.7% in



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the 2002 quarter. This increase in gross margin was due primarily to the
Company's operational restructuring and integration efforts, which offset the adverse impact of the aforementioned decline in revenues. The Company had operating income of $4.6 million in the 2003 quarter as compared to operating income of $2.8 million in the 2002 quarter, which included a $1.4 million charge for the impairment of goodwill. Net income of $0.3 million in the second quarter of 2003 includes income from discontinued operations of $1.5 million from resolution of contingencies related to the sale of the Company's publishing business in April 2002.
     The Company's revenues in the first six months of 2003 totaling $196.8 million were $7.6 million, or 3.7% lower than the comparable period of 2002 due primarily to the same factors that adversely impacted the second quarter of 2003. Gross profit was $66.7 million in the 2003 period, as compared to $65.5 million in the 2002 period, and as a percentage of revenue increased to 33.9% in the 2003 period from 32.0% in the 2002 period. This increase in gross margin was due primarily to the Company's operational restructuring and integration efforts, which offset the adverse impact of the aforementioned decline in revenues. The Company had operating income of $6.3 million in the 2003 period, as compared to operating income of $3.1 million in the 2002 period, which included a $1.4 million charge for the impairment of goodwill. The net loss of $1.9 million in the first six months of 2003 includes income from discontinued operations of $1.5 million from the resolution of contingencies related to the sale of the Company's publishing business in April 2002. The net loss of $340.6 million in the first six months of 2002 includes a charge of $327.9 million for the cumulative effect of a change in accounting principle related to goodwill impairment upon adoption of a new accounting standard and a loss from discontinued operations of $5.8 million related to the sale of the Company's publishing business.
     Applied Graphics Technologies, Inc., provides digital media asset management services across all forms of media, including print, broadcast, and the Internet and is a leading application service provider for the on-line management of brands. AGT offers a variety of digital imaging and related services to major corporations, which include magazine and newspaper publishers, advertisers and their agencies, entertainment companies, catalogers, retailers, and consumer goods and packaging companies. From locations across the United States, the United Kingdom, and Australia, AGT supplies a complete range of services that are tailored to provide solutions for specific customer needs, with a focus on improving and standardizing the management and delivery of visual communications for clients on a local, national, and international basis. Additionally, AGT provides a wide range of advertising and marketing-related creative services for customers, primarily in retailing.


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     Founded in 1987, Kohlberg & Co., LLC is a leading U.S. private equity firm with offices in New York and California. The firm has completed more than 30 buyout investments and over 60 add-on acquisitions, representing value in excess of $4 billion. Kohlberg & Co. and its affiliates currently manage more than $2.5 billion in investment capital.
     Certain statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are inherently subject to known and unknown risks, uncertainties, and other factors that may cause actual results, performance or achievements of the Company to be materially different from those expected or anticipated in the forward-looking statements. Such factors are described in the Company's SEC filings, including its Quarterly Reports on Forms 10-Q and its Annual Report on Form 10-K.
     Additional information about Applied Graphics Technologies can be obtained by visiting the AGT website: http://www.agt.com.
                             ------------------

                                 (table follows)

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                       Applied Graphics Technologies, Inc.

                   Consolidated Statements of Operations Data
                                   (Unaudited)
                    (In thousands, except per-share amounts)

                                                                            Six Months                      Three Months
                                                                          Ended June 30,                   Ended June 30,
                                                                   -------------------------------    ----------------------------
                                                                          2003              2002            2003            2002
                                                                         ---------       ---------       ---------       ---------

Revenues                                                                 $ 196,832       $ 204,454       $  99,086       $ 105,933
Cost of revenues                                                           130,106         139,004          65,141          71,339
                                                                         ---------       ---------       ---------       ---------


Gross profit                                                                66,726          65,450          33,945          34,594
Gross profit percentage                                                       33.9%           32.0%           34.3%           32.7%


Selling, general and administrative expenses                                60,102          60,622          29,104          30,066
                                                                         ---------       ---------       ---------       ---------

Operating income before amortization and other charges                       6,624           4,828           4,841           4,528
Amortization of intangibles                                                    203             174             112              93
Loss (gain) on disposal of property and equipment                               (4)            119              71             234
Restructuring charges                                                           99                              99
Impairment of goodwill                                                                       1,440                           1,440
                                                                         ---------       ---------       ---------       ---------

Operating income                                                             6,326           3,095           4,559           2,761
Interest expense                                                            (8,975)         (9,238)         (4,698)         (5,149)
Interest income                                                                118             125              53              69
Other income (expense) - net                                                  (723)           (117)           (729)            (22)
                                                                         ---------       ---------       ---------       ---------

Loss from continuing operations before provision (benefit)                  (3,254)         (6,135)           (815)         (2,341)
   for income taxes and minority interest
Provision (benefit) for income taxes                                        (1,139)           (486)           (285)             29
                                                                         ---------       ---------       ---------       ---------

Loss before minority interest                                               (2,115)         (5,649)           (530)         (2,370)
Minority interest                                                           (1,327)         (1,190)           (667)           (602)
                                                                         ---------       ---------       ---------       ---------

Loss from continuing operations                                             (3,442)         (6,839)         (1,197)         (2,972)
Income (loss) from discontinued operations                                   1,534          (5,846)          1,534             348
Cumulative effect of change in accounting principle                                       (327,875)
                                                                         ---------       ---------       ---------       ---------

Net income (loss)                                                        $  (1,908)      $(340,560)      $     337       $  (2,624)
                                                                         =========       =========       =========       ==========

Basic and diluted income (loss) per common share:
Loss from continuing operations                                          $   (0.38)      $   (0.75)      $   (0.13)      $   (0.33)
Income (loss) from discontinued operations                                    0.17           (0.64)           0.17            0.04
Cumulative effect of change in accounting principle                                         (36.00)
                                                                         ---------       ---------       ---------       ---------
Total                                                                    $   (0.21)      $  (37.39)      $    0.04       $   (0.29)
                                                                         =========       =========       =========       ==========

Weighted average number of common shares:
     Basic                                                                   9,148           9,108           9,148           9,148
     Diluted                                                                 9,148           9,108           9,148           9,148